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                                                                     EXHIBIT 8.1



                     [Letterhead of Dewey Ballantine LLP]



                              September 27, 2001



To the Addressees Listed
on Schedule One


          Re:  Chevy Chase Auto Receivables Trust 2001-2
               -----------------------------------------


Ladies and Gentlemen:

          We have acted as tax counsel to Chevy Chase Bank, F.S.B., a federally chartered stock savings bank ("Chevy Chase"), and Chevy Chase Auto Receivables Trust 2001-2 (the "Trust"), as to certain matters in connection with the issuance and sale of the Class A-1 2.77313% Asset Backed Notes, Class A-2 2.97% Asset Backed Notes, Class A-3 3.80% Asset Backed Notes, Class A-4 4.44% Asset Backed Notes and Class B 5.16% Asset Backed Notes (collectively, the "Notes") issued under an Indenture, dated as of September 1, 2001 (the "Indenture") between the Trust and U.S. Bank National Association, as indenture trustee (the "Indenture Trustee") and a certificate (the "Certificate") which will be issued pursuant to a Trust Agreement, dated as of September 1, 2001, as amended and restated by an Amended and Restated Trust Agreement, dated as of September 27, 2001 (the "Trust Agreement"), between Chevy Chase and Wilmington Trust Company (the "Owner Trustee"). Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

          In such role, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below. In addition, in conducting our analysis we have relied on certain representations made to us by Chevy Chase and their underwriter.

          We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the
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To the Addresses Listed
 on Schedule One
September 27, 2001
Page 2


provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated has been the subject of any Treasury regulation, revenue ruling or judicial decision, and therefore the matter is subject to interpretation, we are of the opinion that for federal income tax purposes:

          (1) The Notes will be treated as indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

          (2) Assuming compliance with the terms of the Trust Agreement and the related documents, the Trust will not be an association or a publicly traded partnership taxable as a corporation.

  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing. We consent to the use of our name and the reference to this opinion under the heading "Material Federal Income Tax Considerations" in the Prospectus Supplement relating to the Notes.


                                  Very truly yours,

                                  /s/ Dewey Ballantine LLP
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
                                 SCHEDULE ONE
Chevy Chase Auto Receivables Trust 2001-2               Moody's Investors Service
c/o Wilmington Trust Company,                           99 Church Street
Rodney Square North                                     New York, NY 10007
1100 North Market Street
Wilmington, DE 19890-0001                               Standard & Poor's Ratings Services,
                                                        A Division of The McGraw-Hill Companies
Chevy Chase Bank, F.S.B.                                55 Water Street
8401 Connecticut Avenue, 6th Floor                      New York, NY 10041
Chevy Chase, MD 20815
                                                        Fitch, Inc.
U.S. Bank National Association                          One State Street Plaza
180 East 5th Street                                     New York, NY
St. Paul, MN 55101

Credit Suisse First Boston Corporation,
as Representative of the Underwriters
11 Madison Avenue, 5th Floor
New York, NY  10010